Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-38167, No. 333-82685, No. 333-92577, No. 333-36790 and No. 333-51914) and related prospectuses and in the Registration Statements (Forms S-8 No. 333-11299, No. 333-35287, No. 333-85575, No. 333-34320 and No. 333-52804) pertaining to the 1993 Stock Plan, the 1996 Nonemployee Directors' Stock Option Plan, the 1998 Stock Incentive Plan, the GMS/Affymetrix 1998 Stock Plan and the Affymetrix/Neomorphic, Inc. 1998 Stock Option Plan of Affymetrix, Inc. of our report dated January 29, 2001, except for Note 19, as to which the date is March 23, 2001, with respect to the consolidated financial statements and schedule of Affymetrix, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Palo Alto, California
March 29, 2001